EXHIBIT 12

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.


                                                                       Years Ended December 31,
                                                                       ------------------------
                                                       2001         2000         1999         1998         1997
                                                       ----         ----         ----         ----         ----
                                                                        (Dollars in thousands)

Earnings before fixed charges:

     Income before income taxes ................     $ 76,127     $ 65,924     $ 38,235     $ 72,808     $ 43,866

     Interest and other debt expense ...........       81,192       91,178       86,057       81,456       80,693

     Interest portion of rental expense ........        1,146        1,330        1,132        1,140        1,086
                                                     --------     --------     --------     --------     --------
Earnings before fixed charges ..................     $158,465     $158,432     $125,424     $155,404     $125,645
                                                     ========     ========     ========     ========     ========


Combined fixed charges and
 preferred stock dividends:

     Interest and other debt expense ...........     $ 81,192     $ 91,178     $ 86,057     $ 81,456     $ 80,693

     Interest portion of rental expense ........        1,146        1,330        1,132        1,140        1,086

     Capitalized interest ......................        1,571        2,367         --           --           --

     Preferred stock dividends .................         --           --           --           --          3,224
                                                     --------     --------     --------     --------     --------
     Total combined fixed charges and
        preferred stock dividends ..............     $ 83,909     $ 94,875     $ 87,189     $ 82,596     $ 85,003
                                                     ========     ========     ========     ========     ========

Ratio of earnings to combined fixed
   charges and preferred stock dividends........         1.89         1.67         1.44         1.88         1.48
